Preliminary Structural and Collateral Term Sheet
$1,965,000,000 (Approximate) of Senior Certificates J.P. Morgan Mortgage Trust 2006-A3 Mortgage Pass-Through Certificates, Series 2006-A3

Features of the Transaction		Preliminary Mortgage Pool Data (approximate) Group 1
			Pool 1	Pool 2	Pool 3
- Offering consists of approximately $1,965mm of Senior Certificates		Collateral Type	5Yr Hybrid	5Yr Hybrid	7Yr Hybrid
expected to be rated AAA by 2 of the 4; S&P, Moody's, Fitch, Dominion.			ARMs	ARMs	ARMs
- The Amount of Senior Certificates is approximate and may vary.		Outstanding Principal Balance	198,579,786	150,180,691	575,260,070
- Multiple groups of Mortgage Loans will collateralize the transaction		Number of Mortgage Loans	857	251	1,005
- There are approximately 8 groups of Senior Certificates, which may vary.		Average Principal Balance	243,550	601,354	589,291
- The Credit Support for the Senior Certificates of Pools 1,2,3,4,5, & 6 is		Weighted Average Net Mortgage Rate	5.57%	5.66%	5.77%
Cross-Collateralized, with respect to losses		Weighted Average Maturity	355	357	358
- The Credit Support for the Senior Certificates of Pools 7 & 8 is		Weighted Average Seasoning	5	3	2
Cross-Collateralized, with respect to losses		Weighted Average Months to Roll	55	57	82
		ARM Index	LY1(99%),CMT(1%)	LY1(99%),LM6(1%)	LY1(94%),LM6(6%)

Key Terms		Weighted Average Gross Margin	2.26	2.26	2.27
Issuer :	J.P.Morgan Mortgage Trust	Initial Periodic Rate Cap	4.98	4.98	4.98
Underwriter :	J.P.Morgan Securities, Inc.	Subsequent Periodic Rate Cap	2.00	1.99	1.94
Depositor :	J.P. Morgan Acceptance Corp. I	Lifetime Rate Cap	5.01	5.01	5.01
Master Servicer:	Wells Fargo	Weighted Average Loan-to-Value	78%	74%	69%
Trustee:	Wachovia Bank	Weighted Average FICO Score	739	733	741
Type of Issuance:	Public	Geographic Distribution	CA(36%),FL(14%)	CA(42%),FL(9%)	CA(41%),NY(12%)
Servicer Advancing:	Yes, Subject to Recoverability.	Percent Owner Occupied	95%	90%	91%
Compensating Interest:	Paid, But Capped.	Percent Single Family / PUD	62%	87%	80%
Clean-Up Call / Optional Termination:	5% clean-up call (Group 1)	Interest Only	96%	85%	80%
	5% clean-up call (Group 2)
Legal Investment:	The Senior Certificates are	Primary Servicer	Chase	Chase	Chase
	SMMEA Eligible at Settlement.	Other Servicers	Suntrust,PHH,Wells,Countrywid	Countrywide,PHH,Suntrust	PHH,Suntrust,Countrywide
ERISA Eligible:	The Senior Certificates are
	ERISA eligible subject to limitations set
	forth in the final prospectus supplement.	Preliminary Mortgage Pool Data (approximate) Group1
Tax Treatment:	REMIC		Pool 4	Pool 5	Pool 6
Structure:	Senior/Subordinate w/ Shifting Interest	Collateral Type	10Yr Hybrid	10Yr Hybrid	3Yr Hybrid
	and Subordinate Certificate Prepayment Lockout		ARMs	ARMs	ARMs
Expected AAA Subordination:	(Group 1) 4.0% +/- .50%	Outstanding Principal Balance	94,233,751	403,640,916	70,879,474
	(Group 2) 2.0% +/- .50%	Number of Mortgage Loans	357	532	215
Rating Agencies:	At least 2 of 4; Moody's, S&P, Fitch, Dominion	Average Principal Balance	266,011	768,597	332,810
Registration:	Senior Certificates - DTC	Weighted Average Net Mortgage Rate	5.77%	5.82%	5.43%
		Weighted Average Maturity	356	356	356
Time Table		Weighted Average Seasoning	4	2	4
Cut-Off Date	April 1, 2006	Weighted Average Months to Roll	116	118	32
Settlement Date	April 28, 2006	ARM Index	LM6(55%),LY1(45%)	LY1(93%),LM6(6%),CMT(0%)	LY1(92%),CMT(7%),LM6(2%)
First Distribution Date	May 25, 2006	Weighted Average Gross Margin	2.11	2.28	2.34
Distribution Date	25th or Next Business Day	Initial Periodic Rate Cap	5.00	5.00	2.39
		Subsequent Periodic Rate Cap	1.51	2.12	1.98
		Lifetime Rate Cap	5.01	5.00	5.92
JPMSI Contact Information		Weighted Average Loan-to-Value	69%	67%	74%
Trading/Structuring	Greg Boester	Weighted Average FICO Score	743	745	736
	Eric Norquist	Geographic Distribution	CA(19%),FL(15%)	CA(42%),NY(21%)	FL(19%),NJ(18%)
	Tom Scudese 212-834-2499	Percent Owner Occupied	84%	89%	92%
	Marc Simpson	Percent Single Family / PUD	74%	76%	82%
	Bridget Byrnes	Interest Only	98%	77%	80%
		Primary Servicer	PHH Chase, Suntrust	Chase PHH, Countrywide, Suntrust	Suntrust Chase, Fifth Third, PHH, HSBC

Preliminary Structural and Collateral Term Sheet
$1,965,000,000 (Approximate) of Senior Certificates J.P. Morgan Mortgage Trust 2006-A3 Mortgage Pass-Through Certificates, Series 2006-A3

Features of the Transaction		Preliminary Mortgage Pool Data (approximate) Group 1
			Pool 7	Pool 8
- Offering consists of approximately $1,965mm of Senior Certificates		Collateral Type	5Yr Hybrid	5Yr Hybrid
expected to be rated AAA by 2 of the 4; S&P, Moody's, Fitch, Dominion.			ARMs	ARMs
- The Amount of Senior Certificates is approximate and may vary.		Outstanding Principal Balance	205,803,632	337,442,712
- Multiple groups of Mortgage Loans will collateralize the transaction		Number of Mortgage Loans	264	509
- There are approximately 8 groups of Senior Certificates, which may vary.		Average Principal Balance	793,039	674,957
- The Credit Support for the Senior Certificates of Pools 1,2,3,4,5, & 6 is		Weighted Average Net Mortgage Rate	3.77%	4.58%
Cross-Collateralized, with respect to losses		Weighted Average Maturity	337	344
- The Credit Support for the Senior Certificates of Pools 7 & 8 is		Weighted Average Seasoning	23	16
Cross-Collateralized, with respect to losses		Weighted Average Months to Roll	37	44
		ARM Index	LY1(99%),CMT(1%)	LY1(100%),CMT(0%)

Key Terms		Weighted Average Gross Margin	2.28	2.26
Issuer :	J.P.Morgan Mortgage Trust	Initial Periodic Rate Cap	2.00	5.00
Underwriter :	J.P.Morgan Securities, Inc.	Subsequent Periodic Rate Cap	2.00	2.00
Depositor :	J.P. Morgan Acceptance Corp. I	Lifetime Rate Cap	5.99	5.02
Master Servicer:	Wells Fargo	Weighted Average Loan-to-Value	59%	69%
Trustee:	Wachovia Bank	Weighted Average FICO Score	742	735
Type of Issuance:	Public	Geographic Distribution	CA(47%),NY(28%)	CA(54%),NY(14%)
Servicer Advancing:	Yes, Subject to Recoverability.	Percent Owner Occupied	98%	100%
Compensating Interest:	Paid, But Capped.	Percent Single Family / PUD	73%	79%
Clean-Up Call / Optional Termination:	5% clean-up call (Group 1)	Interest Only	99%	99%
	5% clean-up call (Group 2)
Legal Investment:	The Senior Certificates are	Primary Servicer	Chase	Chase
	SMMEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are
	ERISA eligible subject to limitations set
	forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Senior/Subordinate w/ Shifting Interest
	and Subordinate Certificate Prepayment Lockout
Expected AAA Subordination:	(Group 1) 4.0% +/- .50%
	(Group 2) 2.0% +/- .50%
Rating Agencies:	At least 2 of 4; Moody's, S&P, Fitch, Dominion
Registration:	Senior Certificates - DTC

Time Table
Cut-Off Date	April 1, 2006
Settlement Date	April 28, 2006
First Distribution Date	May 25, 2006
Distribution Date	25th or Next Business Day

JPMSI Contact Information
Trading/Structuring	Greg Boester
	Eric Norquist
	Tom Scudese 212-834-2499
	Marc Simpson
	Bridget Byrnes

JP Morgan Securities Inc.

JP Morgan Securities Inc.					Deal Summary Report				jpmmt06a3_0405
			Assumptions						Collateral
Settlement	28-Apr-2006	Prepay			25 CPR				Balance	WAC	WAM	Age	WAL	Dur
1st Pay Date	25-May-2006	Default			0 CDR				$2,036,021,031.21	5.605	353	7	3.442
		Recovery	0		months
		Severity			0%
Tranche Name	Balance	Coupon	Principal Window	Avg Life	Dur	Yield	Spread bp	Bench	Price %	$@1bp	Accrued Int(M)	NetNet (MM)	Dated Date	Notes
1PT5	190,636,000.00	5.566	05/06 - 11/10		2.500								01-Apr-06	WAC
2PT5	25,000,000.00	5.655	05/06 - 01/11		2.535								01-Apr-06	WAC
2F5	75,253,000.00	5.655	05/06 - 08/09		1.400								01-Apr-06	WAC
2M5	10,408,000.00	5.655	08/09 - 07/10		3.750								01-Apr-06	WAC
2L5	33,512,000.00	5.655	07/10 - 01/11		4.706								01-Apr-06	WAC
3PT7	25,000,000.00	5.769	05/06 - 02/13		2.911								01-Apr-06	WAC
3F71	133,448,200.00	5.769	05/06 - 08/09		1.400								01-Apr-06	WAC
3M71	70,072,800.00	5.769	05/06 - 03/11		2.800								01-Apr-06	WAC
3L71	60,104,000.00	5.769	03/11 - 02/13		6.395								01-Apr-06	WAC
3F72	197,949,000.00	5.769	05/06 - 12/10		1.800								01-Apr-06	WAC
3L72	65,675,000.00	5.769	12/10 - 02/13		6.259								01-Apr-06	WAC
4PT3	90,464,000.00	5.773	05/06 - 12/15		3.187								01-Apr-06	WAC
5PT1	387,495,000.00	5.819	05/06 - 02/16		3.169								01-Apr-06	WAC
6PT1	68,044,000.00	5.429	05/06 - 12/08		1.838								01-Apr-06	WAC
SUB1	59,713,686.59	5.728	05/06 - 03/36		6.078								01-Apr-06	WAC
7PT5	201,687,000.00	3.771	05/06 - 05/09		2.420								01-Apr-06	WAC
8PT5	330,693,000.00	4.583	05/06 - 12/09		2.754								01-Apr-06	WAC
SUB2	10,866,344.62	4.276	05/06 - 12/34		9.528								01-Apr-06	WAC
Yield Curve		Swap Curve
Mat 6MO 2YR	3YR 5YR 10YR	3mo 6mo	1yr 2yr		3yr 4yr 5yr 7yr
Yld 4.82 4.82	4.82 4.81 4.85	5.000 5.163	5.312 5.307		5.301 5.314 5.336 5.371

The issuer has filed a registration statement (including a prospectus) with the SEC or the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this ofering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which mayor may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND N THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their hmie jurisddonunless governing law permils otherwise.